UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

A.M. Castle & Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Our Values

Integrity & Safety	Ownership	Service
We strive to do the right thing to support our customers, shareholders, suppliers, communities, and one another. We reinforce a culture of safety and well-being to protect our most valuable asset; our people.	Every employee is expected to embody an entrepreneurial spirit. If a process isn’t working, we change it. We understand that each of us has the opportunity to make a meaningful difference in our everyday actions.	Service is in our DNA. We go above and beyond to meet the needs of our stakeholders, without compromising our standards of integrity. We support each other to ensure our customers are satisfied. Customer service is not a department, it’s an attitude.

Quality	Inclusion
Every action we take is guided by the goal of providing value-added processing, on-time delivery, and outstanding service. If a decision compromises our standard of quality, we reject it We are proud of the role we all play in supporting the value chain at Castle.	We value the unique background and perspective each employee brings to Castle. We are open to healthy debate and discussion while working together toward our common goals. At every level, we are committed to recruiting and investing in top talent from all communities.

The Elements of Our Culture

Achieving Business Targets	Driving Innovation and Value	Empowering Our Branches	Investing in Talent and Culture

• Profitability • Operating efficiency • Sales growth • Comprehensive management of assets	• Dynamic customer partnerships • Strategic inventory investments • Cutting-edge equipment • Strong mill relationships	• Investment in people, equipment, and inventory at the branch level • Local leadership • Entrepreneurial spirit	• Commitment to values • Employee engagement • Career development • Constant communication

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Letter to Stockholders

Dear Fellow Stockholder:

Over the course of the past three years, we have made great strides in re-establishing A.M. Castle as a leading metals distributor and supply chain service provider. Having completed an operational transformation and a complex financial restructuring, we are now focused on profitable growth in the years ahead.

At the same time, we have endeavored to truly partner with our customers and suppliers to provide best-in-class supply chain management and refreshed our Company’s mission, vision, and values to articulate the culture we want to create. We do not intend to stop here, however.

Our key goals for the future include improving the profitability of our core operations and efficiently deploying our working capital, while simultaneously executing long-term growth initiatives that advance our overall objective to build shareholder value.

To support this growth strategy, we recently realigned our executive leadership structure. As Chairman & CEO, Steven Scheinkman will concentrate on A.M. Castle’s long-term strategic growth initiatives. In my new role as President, I will lead the A.M. Castle management team in executing daily operations and improvement initiatives. Additionally, we reorganized our global sourcing and supply chain group, in order to fully leverage our strategic relationships with suppliers and our extensive in-house product expertise and capabilities. We believe these changes will enable us to sharpen our strategic vision, enhance our working capital efficiency, and deliver improved operational execution on a daily basis, ultimately leading to improved profitability.

Marec E. Edgar President

With our financial restructuring behind us, the executive team and I continue to chart a course that will help us achieve business targets, drive innovation, empower our branches, and invest in our talent and Company culture. On behalf of the executive team, I want to thank you for your continued support. Your belief in our business allows us to look confidently forward and focus on strategies to build shareholder value over the long-term. I am incredibly proud of what we have accomplished together and look forward to reporting on our further success this time next year.

Sincerely,
Marec E. Edgar President

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Notice of Annual Meeting

We are pleased to invite you to join the Board of Directors (the “Board”) of A. M. Castle & Co. (the “Company”) and senior management at the Company’s 2019 Annual Meeting of Stockholders (“Annual Meeting”).

Date and Time Wednesday, May 1, 2019 10:00 a.m. C.D.T	Location 1420 Kensington Road Suite 220 Oak Brook, Illinois 60523

The items of business for the meeting will be:

1.	Election of director nominees;

2.	Approval of the Company’s executive compensation on an advisory (non-binding) basis;

3.	Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	Any other business that may properly come before the Annual Meeting.

The Board established the close of business on February 28, 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On or about March 19, 2019, a full set of proxy materials, including a copy of the Proxy Statement, the annual report and a proxy card, was first made available to the Company’s stockholders of record. The Board is soliciting the enclosed proxy for use at the Company’s Annual Meeting and any adjournments or postponements thereof.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Please review the instructions on each of your voting options described on the enclosed proxy card.

By Order of the Board

Michelle McIntosh	Oak Brook, Illinois
VP, Legal & Secretary	March 19, 2019

Voting Information
As of the close of business on February 28, 2019, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 3,634,658 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

Vote on the internet
Visit www.proxyvote.com by 11:59 P.M. ET on April 30, 2019 for shares held directly and by 11:59 P.M. ET on April 26, 2019 for shares held in a retirement plan.

Vote by telephone
Call (800) 690-6903 and vote 24 hours a day, seven days a week by 11:59 P.M. E.T on April 30, 2019 for shares held directly and by 11:59 P.M. E.T on April 26, 2019 for shares held in a retirement plan.

Vote by mail
Mark, sign, date and return the enclosed proxy card to the address listed on the proxy card by April 17, 2019.

Vote in person
All stockholders of record may vote in person at the Annual Meeting.
If you plan to attend the meeting in person, refer to the Other Information section on page 32 for important details on admission requirements.

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Proposal No. 1: Election of Directors

Stockholders are being asked to elect six director nominees to serve until the 2020 Annual Meeting of Stockholders. Following the recommendation of the Company’s Governance Committee (the “Governance Committee”), the Company’s Board has nominated each individual presently serving as a director for election at this Annual Meeting.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the election of directors, although they will be considered present for the purpose of determining the presence of a quorum.

Board Structure

The Company’s Board structure and governance procedures require each director nominee to be approved by the stockholders at each Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. Each director nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director, if elected, and the Company expects each nominee to be able to serve, if elected.

If any director nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate director nominee as may be designated by the Board.

Board Membership Criteria

The Company’s Corporate Governance Guidelines set forth the process by which its Governance Committee identifies, evaluates, and recommends candidates for nomination to the Board. In making its recommendations of director nominees to the Board, the Governance Committee may also consider any advice and recommendations offered by the Company’s Chief Executive Officer, other directors, the stockholders of the Company, or any advisors the Governance Committee may retain. Any stockholder wishing to suggest a director candidate should submit his or her suggestion in writing to the attention of the Corporate Secretary of the Company, providing the candidate’s name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of the Company’s stock. Any stockholder who wishes to formally recommend individuals for nomination to the Board may do so in accordance with the Company’s Bylaws, which require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you may request a free copy of the Company’s Bylaws by writing to the Secretary of the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The current membership of the Board represents a diverse mix of directors in terms of background and expertise. In considering whether to recommend persons to be nominated for directors, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines, which include but are not limited to:

•	Business experience;
•	Integrity;
•	Absence of conflict or potential conflict of interest;
•	Ability to make independent analytical inquiries;
•	Understanding of the Company’s business environment; and
•	Willingness to devote adequate time to Board duties.

While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, they do provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to any particular criterion and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors who may be proposed for re-election and their past contributions to the Board.

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Under the Company’s Corporate Governance Guidelines, no director may be nominated for re-election following his or her 72nd birthday. On the recommendation of the Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interest of the Company.

The Corporate Governance Guidelines are made available on the Company’s website.

Director Resignation Policy

In an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote. The Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose its decision regarding whether to accept the director’s resignation offer. Any director who tenders his or her resignation shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee receives a Majority Withheld Vote at the same election, then all non-employee directors on the Board who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

Director Nominees Qualifications and Experience

Below is certain biographical and other information regarding the persons nominated for election as directors, which is based upon statements made or confirmed to the Company by or on behalf of these nominees, except to the extent certain information appears in the Company’s records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, the Company has also provided additional information regarding the particular experience, qualifications, attributes and skills that informed the Governance Committee and the Board’s determination that such nominee should serve as a director.

The Company’s directors have a variety of qualifications, skills and experience that contribute to an effective and well-functioning Board, including the following key characteristics:

•	Wealth of leadership experience;
•	Demonstrated business acumen and ability to exercise sound business judgment;
•	Extensive board and/or financial experience; and
•	Reputation for integrity, honesty and adherence to the highest ethical standards.

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Director Nominees

Jeffrey A. Brodsky	Age: 60 Director since 2017 Independent Audit (Chair) and Governance Committees
Background:
Mr. Brodsky is a co-founder and Managing Director of Quest Turnaround Advisors, LLC where he provides advisory and interim management services to boards of directors, senior management and creditors of companies. Currently, Mr. Brodsky leads Quest’s activities as plan administrator for Adelphia Communications Corporation (2007 – Present), a now delisted cable television company, and trust administrator for the Adelphia Recovery Trust (2007 – Present), a Delaware Statutory Trust. He also serves as a director of Her Justice (2010 – Present), a non-profit organization that provides free legal assistance to women living in poverty in New York City. Recently, Mr. Brodsky oversaw Quest’s activities as liquidating trust manager of the ResCap Liquidating Trust (2013 – 2015), a Liquidating Trust formed in connection with Residential Capital, LLC’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, where he led all activities relating to ResCap’s emergence and management of its operations, including the distribution of over $2.2 billion to beneficiaries. Previously, Mr. Brodsky has served in roles as a lead director, a non-executive chairman, or a director of various entities.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	Broadview Networks, Inc. (2012-2017) (publicly registered debt) Horizon Lines, Inc. (2011-2015) (delisted) Euramax Holdings, Inc. (2009-2015) (publicly registered debt)

Skills and Qualifications:
Mr. Brodsky’s individual qualifications and skills as a director include his extensive experience in financing, mergers, acquisitions, investments, strategic transactions, and turnaround/performance management. Mr. Brodsky holds a Bachelor of Science degree from New York University College of Business and Public Administration and a Master of Business Administration degree from New York University Graduate School of Business. He is also a Certified Public Accountant.

Jonathan B. Mellin	Age: 55 Director since 2014 Independent Governance (Chair) and Audit Committees
Background:
Mr. Mellin is President and Chief Executive Officer of Simpson Estates, Inc., a private asset management firm. Mr. Mellin became President of Simpson Estates, Inc. in 2012, prior to being appointed President and Chief Executive Officer in 2013. Mr. Mellin previously served as CFO for the Connors Family group of companies, from 2005 to 2012.

Current Public Company Directorships:	Angelo Gordon Energy Fund II (2017 – Present) (registered investment company)

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Mellin’s individual qualifications and skills as a director include his extensive financial background, annual business planning, forecasting, and expense reduction expertise and strong background and experience in strategic transactions. Mr. Mellin is also a Certified Public Accountant and has served as Chief Financial Officer of large private companies and subsidiaries of publicly-held companies.

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Jake Mercer	Age: 44 Director since 2017 Independent Governance and Human Resources Committees
Background:
Mr. Mercer is Partner and Head of Special Situations and Restructuring for Whitebox Advisors LLC (2007 – Present), an employee-owned hedge fund sponsor. He also serves as a director of Nalpropion Pharmaceuticals (2018 – Present), a private American pharmaceutical company, Malamute Energy, Inc. (2016 – Present), a controlling interest in the Umiat Project, director and Manager of Jerritt Canyon LLC (2015 – Present), a private mid-tier gold producer; and was a director for Piceance Energy, LLC (2012 – 2015), a subsidiary of Laramie Energy II, LLC, a Denver-based company focused on developing unconventional oil and gas reserves within the U.S. Rocky Mountains Piceance Basin. Mr. Mercer previously worked for Xcel Energy (2005 – 2007), a western and mid-western state energy provider, as Assistant Treasurer.

Current Public Company Directorships:	Hycroft Mining Corporation (2015 - Present) (OTCMKTS: HYCT)
SAExploration Holdings Inc. (2016-present) (NASDAQ: SAEX)
Adanac Molybdenum Corporation (2015-present) (formerly TSX Venture: AUA)
White Forest Resources, formerly Xinergy Ltd. (2016-present) (formerly TSX: XRG)

Other Public Company Directorships during Past Five Years:	Platinum Energy Solutions (2013-2017) (formerly NYSE: FRAC) Par Pacific Holdings, Inc., formerly Par Petroleum Corporation (2012-2015) (NYSE American: PARR)

Skills and Qualifications:
Mr. Mercer’s individual qualifications and skills as a director include his extensive investment and financial expertise, particularly in public and private debt restructuring, as well as significant turnaround and performance improvement experience. He has served on a number of public and private company boards and holds a Bachelor of Arts degree in Finance and Economics from St. John’s University. Mr. Mercer is also a Chartered Financial Analyst.

Steven W. Scheinkman	Age: 65 Director since 2015 Chairperson
Background:
Mr. Scheinkman is the Chief Executive Officer (2018 – Present) of the Company and Chairperson of the Board (since August 2017). Mr. Scheinkman was previously the President and Chief Executive Officer (2015 – 2018) of the Company. In addition, Mr. Scheinkman previously served as President, Chief Executive Officer and director of Innovative Building Systems LLC (2010 – 2015), a leading custom modular home producer; as President, Chief Executive Officer, and director of Transtar Metals Corp. (1999 - 2006), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries; and following Transtar’s acquisition by the Company in September 2006, as President of Transtar Metals Holdings Inc. until September 2007 and thereafter served as its advisor until December 2007. Furthermore, he previously served as a director of Claymont Steel Holdings, Inc. (2006 – 2008), a private manufacturer of custom discrete steel plate.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Scheinkman’s individual qualifications and skills as a director include his extensive experience serving as an executive of various metal products companies, his significant financial expertise, and his significant experience in strategic transactions. He also successfully led the Company’s recent turnaround and financial restructuring.

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Jonathan Segal	Age: 37 Director since 2017 Lead Independent Director Audit and Human Resources (Chair) Committees
Background:
Mr. Segal is managing director and portfolio manager of Highbridge Capital Management, LLC (2007 – Present), a leading global alternative investment firm. Before joining Highbridge, Mr. Segal previously worked as a Research Analyst at Sanford C. Bernstein & Co., LLC (2005 – 2007), an indirect wholly-owned subsidiary of AllianceBernstein L.P.

Current Public Company Directorships:	Hycroft Mining Corporation (2015 - Present) (OTCMKTS: HYCT)

Other Public Company Directorships during Past Five Years:	Contura Energy (2016-2018) (OTCMKTS: CNTE)

Skills and Qualifications:
Mr. Segal’s individual qualifications and skills as a director include his extensive capital markets, investment, and financial expertise; his significant experience in public and private debt restructuring; and his turnaround and performance improvement experience. He has served on a number of public and private company boards and received a Bachelor of Arts degree in Urban Studies from the University of Pennsylvania.

Michael J. Sheehan	Age: 58 Director since 2017 Human Resources Committee
Background:
Mr. Sheehan is the Managing Member of Whitecap Performance LLC (2013 – Present), a marketing consultancy, Whitecap Aviation (2013 – Present), an aircraft charter operation, and Managing Partner of Allied Sports a division of Allied Global Marketing (2018 – Present). Mr. Sheehan is a Partner of Vermont Donut Enterprises (2013 – Present), a privately-held holding company with related interests in various food purveying businesses. He also serves on the Board of South Shore Bank (2012 – Present), a full service mutual savings bank in Massachusetts. Mr. Sheehan is the former Chief Executive Officer of Boston Globe Media Partners (2014 – 2017), a leading media company. He previously served as Chairman, Chief Executive Officer, President, and Chief Creative Officer of Hill Holliday (2000 – 2014), a full-service marketing and communications agency; and as Executive Vice President and Executive Creative Director for DDB Chicago (1999 – 2000), a full-service advertising agency. He also serves on the Boards of Harvard University’s American Repertory Theater (2011 – Present), a professional not-for-profit theater; Catholic Charities of the Archdiocese of Boston (2006 – Present), part of the Catholic Charities network; and Newport Festivals (2017 – Present), a music festival foundation.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Sheehan’s individual qualifications and skills as a director include his extensive experience in managing large public and private companies and in sales and marketing leadership. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a Bachelor of Arts degree in English. Mr. Sheehan previously served as a director of the Company from July 27, 2016, to August 31, 2017.

✓ Our Board recommends that you vote FOR the proposed director nominees.

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Corporate Governance

Board Leadership

The Company has no policy that requires the combination or separation of the roles of Chairperson or Chief Executive Officer. Mr. Scheinkman, the Company’s Chief Executive Officer, has served as Chairperson of the Board since August 2017, and Mr. Segal, a non-employee independent director, has served as Lead Independent Director since November 2017. In his role as Lead Independent Director, Mr. Segal presides over executive sessions of the independent directors and meetings of the full Board in the absence of the Chairperson.

The Company has historically separated the positions of Chief Executive Officer and Chairperson of the Board, allowing its Chief Executive Officer to focus on business strategic growth initiatives, while allowing the Chairperson to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

Due to Mr. Scheinkman’s familiarity with the Company’s business and his knowledge of the Company’s industry, the Board believes that continuing to combine the roles of Chief Executive Officer and Chairperson of the Board uniquely positions Mr. Scheinkman to identify strategic priorities and to lead the Board in discussions regarding strategy, business planning, and operations. This structure also allows for efficient decision-making and provides a unified strategic vision and clear leadership for the Company.

The Chairperson of the Board:

•	Provides strategic leadership and guidance;
•	Establishes the agendas for Board meetings, with advice from executive and senior management teams;
•	Advises and consults with the executive and senior management teams regarding strategies, risks, opportunities, and other matters; and
•	Presides over meetings of the full Board.

While the Board believes the Company’s leadership model provides appropriate oversight and an effective governance structure, it recognizes that, depending on the circumstances, other leadership models, such as separating the roles of Chief Executive Officer and Chairperson of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Standing Board Committees

The Board has three standing committees: the Audit Committee, the Governance Committee and the Human Resources Committee. Each committee has a written charter adopted by the Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at https://castlemetals.com/investors/corporate-governance.

Each Committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. The Board will review the composition of each committee in light of any expected changes to the Board’s composition as a result of the annual meeting of stockholders each year.

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The following summarizes the current membership and responsibilities of each of the Company’s three standing Board committees:

Audit Committee	The Company’s Audit Committee reviews the Company’s audited financial statements with management; reviews the qualifications, performance and independence of the Company’s independent registered public accountants; approves audit fees and fees for the preparation of the Company’s tax returns; reviews the Company’s accounting policies and internal control procedures; and considers and appoints the Company’s independent registered public accountants. The Audit Committee has the authority to engage the services of independent outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The Audit Committee oversees the annual risk management assessments, monitors reports received on the Company’s incident reporting hotline, oversees the Company’s compliance program, including an annual review of the Company’s Code of Conduct, and prepares the “Report of the Audit Committee” for its stockholders on page 30.

Governance Committee	The Company’s Governance Committee oversees all corporate governance matters, including acting as an independent committee evaluating transactions between the Company and directors and officers of the Company; reviewing governance policies and practices; reviewing governance-related legal and regulatory matters that could impact the Company; reviewing and making recommendations on the overall size and composition of the Board and its committees; overseeing Board recruitment, including identification of potential director candidates, evaluating candidates, and recommending nominees for membership to the full Board; and leading the annual self-evaluation of the Board and its committees. The Governance Committee has the authority to engage the services of outside consultants and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Human Resources Committee	The Company’s Human Resources Committee assists the Board in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans. The Human Resources Committee approves and administers the incentive compensation and equity-based plans of the Company. The Human Resources Committee has the authority to engage the services of independent outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Director Independence; Financial Expert

While the Company’s stock is currently traded on, the OTCQX market, which requires the Company to establish and maintain fundamental corporate governance standards, the Company has elected to adopt more exacting governance standards that are substantially similar to the NASDAQ listing standards. The Board has affirmatively determined that each current Board member, except for Mr. Scheinkman, is “independent” within the definitions contained in the current NASDAQ listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines. Furthermore, the Board has determined that all members of the Company’s Audit Committee meet the financial sophistication requirements of the NASDAQ listing standards. The Board has determined that Mr. Brodsky qualifies as an “audit committee financial expert” for purposes of the SEC rules.

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Board Meetings and Attendance

During 2018, the Board held eight meetings. The Board’s non-employee directors met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Steven Scheinkman, presided as the Chairperson of the Board at all of the eight meetings of the Board. Additionally, during 2018, there were four meetings of the Audit Committee, five meetings of the Governance Committee, and five meetings of the Human Resources Committee. Each of the directors attended 75% or more of all the meetings of the Board and the Committees on which he served.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. All directors who were nominated for reelection at our 2018 Annual Meeting of Stockholders attended that meeting.

Non-Employee Director Compensation

Cash Compensation

The Company’s director compensation program provides that the cash compensation paid to, or earned by, its non-employee directors will be comprised of the following components:

Role	Annual Retainers*
Director	$60,000
Non-Employee Board Chairperson	$40,000
Audit Committee Chairperson	$10,000
Governance Committee Chairperson	$5,000
Human Resources Committee Chairperson	$7,500
*Retainers are paid in quarterly installments.

Equity-Based Compensation

The equity-based compensation paid to the Company’s non-employee directors in 2018 consisted of restricted stock granted pursuant to the Company’s 2017 Management Incentive Plan. Messrs. Mercer and Segal waived their equity-based compensation for 2018.

In 2018, each director, with the exception of Messrs. Mercer and Segal, received a restricted stock award in an amount valued at $90,000, based upon the 60-day trailing average stock price on the date of grant.

Other Compensation

Reimbursement is made for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions and for the cost of attending one director continuing education program annually. For each director, the Company pays and maintains coverage for personal excess liability, business travel and accident, and director and officer liability insurance policies.

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Director Compensation Table – Fiscal Year 2018

The following table summarizes the compensation paid to or earned by the non-employee directors for 2018. Any employee of the Company who serves as a director receive no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Brodsky(2)	70,000	99,658	—	—	169,658
Jonathan Mellin	65,000	99,658	—	—	164,658
Jacob Mercer(3)	60,000	—	—	—	60,000
Jonathan Segal(4)	67,500	—	—	—	67,500
Michael Sheehan	60,000	99,658	—	—	159,658

(1)	Stock Awards. On April 25, 2018, Messrs. Brodsky, Mellin and Sheehan received an annual restricted stock award of 22,910 shares of the Company’s common stock. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (ASC Topic 718).

(2)	Mr. Brodsky elected to have his cash compensation paid to Jeffrey Brodsky & Associates, of which he is Managing Director.

(3)	Mr. Jacob Mercer elected to have his cash compensation paid to various funds related to Whitebox Advisors LLC.

(4)	Mr. Segal elected to have his cash compensation paid to Highbridge Capital Management, LLC.

Oversight of Risk Management

The Board is actively involved in oversight of risks that could affect the Company. The Board implements its risk oversight function as a whole and through delegation to committees, which meet regularly and report back to the full Board. The risk management role of each of the committees is detailed further below:

Board of Directors

Audit Committee	Governance Committee	Human Resources Committee
Oversees risk related to the Company’s financial statements, financial reporting process and accounting and legal matters; internal audit function; the Company’s compliance program and the Company’s cyber security action plan.; Also reviews outcome of the Company’s periodic Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures	Oversees governance-related risk, including development of the Company’s policies and practices, and Board succession planning	Oversees risks associated with the Company’s compensation programs; reviews and approves compensation features that mitigate risk and align pay to performance with the interests of its executives and its stockholders; and oversees the Company’s succession-planning process for key executive and managerial roles

The full Board retains responsibility for general oversight of risks. Key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review. Additional information regarding the risks faced by the Company is included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019.

Code of Conduct

The Board has adopted a Code of Conduct for Directors and a Code of Conduct for Officers. A copy of each Code of Conduct policy can be found on the “Corporate Governance” section of the Company’s website at https://castlemetals.com/investors/corporate-governance.

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Every director and officer is required to read and follow the Code that is applicable to his or her role. Any waiver of either Code of Conduct requires the approval of the Governance Committee, and must be promptly disclosed to the Company’s stockholders and the public. The Company intends to disclose on the “Corporate Governance” section of its website any material amendments to, or waivers from, the Code of Conduct.

Related Parties

The Company’s Related-Party Transactions Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include:

•	Directors;
•	Director nominees;
•	Executive officers;
•	5% stockholders;
•	Immediate family members of the above persons; and
•	Entities in which the above persons have a direct or indirect material interest.

Potential related-party transactions are reviewed by the highest ranking member of the Company’s Legal Department. If the highest ranking member of the Company’s Legal Department determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee for review.

The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to:

•	whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to, the Company of entering into the proposed transaction;
•	the impact on a director’s independence, in the event such person is an outside director; and
•	whether the proposed transaction would present an improper conflict of interest.

In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

A copy of the Company’s Related-Party Transactions Policy can be found on the “Corporate Governance” section of its website at https://castlemetals.com/investors/corporate-governance.

Related-Party Transactions and Relationships

Emergence from Bankruptcy

As previously disclosed, on June 18, 2017 (the “Petition Date”), the Company and four of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware (the “Bankruptcy Court”). Also on June 18, 2017, the Debtors filed their Prepackaged Joint Chapter 11 Plan of Reorganization with the Bankruptcy Court and on July 25, 2017, the Debtors filed their Amended Prepackaged Joint Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court. On August 2, 2017, the Bankruptcy Court entered an order confirming the Plan. On August 31, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases. On February 6, 2018, the Bankruptcy Court entered a final order closing the Chapter 11 cases of the Debtors.

Pursuant to the Plan, on the Effective Date, the Company entered into an Indenture with Wilmington Savings Fund Society, FSB, as trustee and collateral agent and, pursuant thereto, issued approximately $164.9 million in aggregate original principal amount of its 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022 (the “Second Lien Notes”).

The Second Lien Notes are five year senior obligations of the Company and certain of its subsidiaries, secured by a lien on all or substantially all of the assets of the Company, its domestic subsidiaries, and certain of its foreign subsidiaries. The Second Lien Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the Second Lien Notes Indenture. Interest on the Second Lien Notes accrues at the rate of 5.00%, except that the Company may, in certain circumstances, pay at the rate of 7.00% in kind.

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All outstanding indebtedness of the Debtors under the Company’s 12.75% Senior Secured Notes due 2018 and the Indenture dated February 8, 2016, by and between the Company, as issuer, its guarantors, and U.S. Bank National Association, as trustee, and all outstanding indebtedness of the Debtors under the Company’s 5.25% Convertible Senior Secured Notes due 2019 and the Indenture dated May 19, 2016, by and between the Company, as issuer, its guarantors, and U.S. Bank National Association, as trustee, was discharged and canceled in exchange for Second Lien Notes and new common stock in the Company.

Stockholders Agreement

Pursuant to the Plan, on August 31, 2017, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with Highbridge Capital Management, LLC (“Highbridge”), Whitebox Advisors LLC (“Whitebox”), SGF, Inc. (“SGF”), Corre Partners Management, LLC (“Corre”), Wolverine Flagship Fund Trading Limited (“WFF”), and certain members of the Company’s management. The Stockholders Agreement includes certain customary board designation rights, preemptive rights, transfer restrictions, and tag-along and drag-along rights. For additional information on the terms of the Stockholders Agreement, see the Company’s Registration Statement on Form 8-A filed with the SEC on August 31, 2017.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Highbridge, Whitebox, SGF, Corre and WFF. Under the Registration Rights Agreement, the Company has granted registration rights to those recipients who are party to the Registration Rights Agreement with respect to certain securities of the Company. For additional information on the terms of the Registration Rights Agreement, see the Company’s Registration Statement on Form 8-A filed with the SEC on August 31, 2017.

Highbridge Capital Management, LLC

One of the Company’s current directors, Jonathan Segal, serves as a managing director of, and portfolio manager for, Highbridge. Pursuant to the Plan and the Stockholders Agreement, Highbridge and/or the its affiliates have the right to designate one member of the Board. Mr. Segal was selected by Highbridge. Furthermore, on the Effective Date, in connection with the transactions described above, Highbridge and/or one or more of its affiliates received approximately $49.7 million in aggregate principal amount of the Second Lien Notes, 509,105 shares of the Company’s new common stock and a cash payment of $4.0 million.

Highbridge has received interest payments, in the amounts of $3,773,825 (in 2018) and 1,163,787, (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Whitebox Advisors LLC

One of the Company’s directors, Jacob Mercer, is the Head of Restructuring and Special Situations at Whitebox. Pursuant to the Plan and the Stockholders Agreement, Whitebox and/or its affiliates and/or the its affiliates have the right to designate one member of the New Board. Mr. Mercer was selected by Whitebox. Furthermore, on the Effective Date, in connection with the transactions described above, Whitebox and/or one or more of its affiliates received approximately $46.0 million in aggregate principal amount of Second Lien Notes, 400,876 shares of the Company’s new common stock and a cash payment of $3.6 million.

Whitebox has received interest payments, in the amounts of $3,507,348 (in 2018) and $1,078,876, in 2017 with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Simpson Estates, Inc.

One of the Company’s current directors, Mr. Mellin, serves as the President, Chief Executive Officer and Chief Investment Officer of Simpson Estates. Pursuant to the Plan and the Stockholders Agreement, Simpson Estates and/or its affiliates have the right to designate one member of the Board. Simpson Estates selected Mr. Mellin. Furthermore, on the Effective Date, in connection with the transactions described above, Simpson Estates and/or one or more of its affiliates received approximately $24.9 million in aggregate principal amount of the Second Lien Notes, 206,557 shares of the Company’s new common stock and a cash payment of $2.0 million.

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Simpson received interest payments, in the amounts of $524,018 (in 2018) and $166,985 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Corre Partners Management, LLC

On the Effective Date and in connection with the transactions described above Corre, and/or one or more of its affiliates received approximately $24.2 million in aggregate principal amount of the Second Lien Notes, 234,554 shares of the Company’s new common stock and a cash payment of $3.1 million.

Corre received interest payments, in the amounts of $1,772,614 (in 2018) and $565,620 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Wolverine Flagship Fund Trading Limited

On the Effective Date and in connection with the transactions described above, WFF and/or one or more of its affiliates received approximately $8.5 million in aggregate principal amount of the Second Lien Notes, 70,905 shares of the Company’s new common stock and a cash payment of $.7 million.

WFF received interest payments, in the amounts of $623,429 (in 2018) and $198,664 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Pursuant to the Plan and Stockholders Agreement, Corre and WFF have the right by mutual agreement to designate one member of the Board; provided that such designated individual who qualifies as an “independent director” under NASDAQ Marketplace Rule 5605(a)(2). Mr. Brodsky was selected by Corre and WFF.

Revolving Credit and Security Agreement

As previously disclosed, on June 1, 2018, the Company entered into an Amendment No. 1 to Revolving Credit and Security Agreement (the “Credit Agreement Amendment”) by and among the Company, the other borrowers and guarantors party thereto and PNC Bank, National Association as the agent and the lenders, which amends that certain Revolving Credit and Security Agreement dated as of August 31, 2017 (as amended by the Credit Agreement Amendment, the “Expanded Credit Facility”) to provide for additional borrowing capacity. The Expanded Credit Facility provides for an additional $25 million last out Revolving B credit facility made available in part by way of a participation in the Revolving B credit facility by each of Highbridge in the aggregate amount of approximately $7.6 million, Whitebox in the aggregate amount of approximately $7.1 million, SGF in the aggregate amount of $3.8 million, and Corre in the aggregate amount of approximately $3.0 million. The Revolving B credit facility will bear interest at 12.0% per annum and which will be paid-in-kind unless the Company elects to pay such interest in cash and the Revolving B payment conditions specified in the Expanded Credit Facility are satisfied. Borrowings under both the existing Revolving B credit facility will mature on February 28, 2022. The Expanded Credit Facility continues to be secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors.

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Stock Ownership

Directors, Director Nominees and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 1, 2019, by each of the Company’s directors and director nominees, each current member of Executive Management, including those set forth in the Summary Compensation Table in Proposal 2 hereof, and by all directors, director nominees and executive management as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock(2)	Additional Information
Directors and Director Nominees
Jeffrey A. Brodsky	22,910	*
Jonathan Mellin	24,806	*	(3)
Jacob Mercer	0	*
Jonathan Segal	0	*
Michael Sheehan	24,576	*
Management
Steven Scheinkman, Chief Executive Officer	607,127	16.7%	(4)
Patrick Anderson, Executive Vice President, Finance & Administration	321,090	8.8%	(5)
Marec Edgar, President	321,016	8.8%	(5)
All directors, director nominees and executive officers as a group (8 persons)	1,321,525	36.4%	(6)

* Percentage of shares owned equals less than 1%.

(1)	Excludes a total of 506,413 shares of common stock owned by executive management, which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and each beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond such beneficial owner’s control.

(2)	Based on 3,634,658 shares of common stock issued and outstanding as of March 1, 2019.

(3)	Represents 24,806 shares held by Mr. Mellin individually. Excludes 325,521 shares Mr. Mellin may be deemed to beneficially own in his capacity as trustee, officer or general partner of certain trusts and other entities established for the benefit of members of the Simpson family. See Note (5) under the “Principal Stockholders” table below. Also excludes 6,608,760 shares of common stock, which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(4)	Excludes 246,173 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(5)	Excludes 130,120 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(6)	Excludes 506,413 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and each beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond such beneficial owner’s control. Ronald Knopp, previously the Company’s Executive Vice President, Operations & IT, passed away on February 3, 2019, and is not included in this table.

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Principal Stockholders

The only persons who held of record or, to the Company’s knowledge (based on the review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of the Company’s common stock as of March 1, 2019, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (1)
Highbridge Capital Management, LLC/1992 MSF International Ltd. 40 West 57th Street, 32nd Floor New York, New York 10019	509,105	(2)(6)	14%
Whitebox Advisors LLC/Whitebox General Partner LLC 3033 Excelsior Boulevard, Suite 300 Minneapolis, Minnesota 55416	400,870	(3)(6)	11%
Corre Partners Advisors, LLC/Corre Partners Management, LLC/ John Barrett/Eric Soderlund 1370 Avenue of the Americas, 29th Floor New York, New York 10019	233,472	(4)(6)	6.4%
W.B. & Co FOM Corporation SGF, LLC The Northern Trust Company Jonathan B. Mellin Reuben S. Donnelley 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	370,993	(5)(6)	10.2%
(1)	Based on 3,634,658 shares of common stock issued and outstanding as of March 1, 2019.

(2)	Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. (together, the “1992 Funds”), may be deemed to be the beneficial owner of the shares held by the 1992 Funds. The 1992 Funds disclaim any beneficial ownership of these shares except to the extent of their pecuniary interest therein. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the 1992 Funds is c/o HedgeServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(3)	Whitebox Advisors LLC and/or Whitebox General Partner LLC may be deemed to be the beneficial owner of 400,870 shares of common stock, constituting 11% of the Company’s outstanding shares of common stock. These shares are directly owned by Pandora Select Partners, L.P., Whitebox Asymmetric Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Institutional Partners, L.P., Whitebox Multi-Strategy Partners, L.P. and Whitebox Term Credit Fund I, L.P. (together, the “Private Funds”) and may be deemed to be beneficially owned by (a) Whitebox Advisors LLC by virtue of its role as the investment manager of the Private Funds and/or (b) Whitebox General Partner LLC by virtue of its role as the general partner of the Private Funds. The address of Whitebox Advisors LLC and Whitebox General Partner LLC is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. Each of the private funds disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4)	Corre Partners Advisors, LLC (the “General Partner”) serves as the general partner of Corre Opportunities Fund, LP, Corre Opportunities Qualified Master Fund, LP and Corre Opportunities II Master Fund, LP (together, the “Corre Funds”), which directly own the shares of common stock. The General Partner has delegated investment authority over the assets of the Funds to Corre Partners Management, LLC (the “Investment Advisor”). Each of Mr. John Barrett and Mr. Eric Soderlund serve as a managing member of the General Partner. The address for each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Funds is 12 East 49th Street, Suite 4003, New York, NY 10017. As a result of the relationships described in this footnote (4), each of the General Partner, the Investment Advisor, Mr. Barrett and Mr. Soderlund may be deemed to be the beneficial owner of 233,472 shares of common stock, constituting 6.4% of the Company’s outstanding shares of common stock. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes: (i) shares held by W.B & Co. on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the “Simpson Estate Members”); (ii) shares held by SGF; (iii) shares held by Mr. Donnelley individually, shares held by a member of his household, and shares beneficially owned by Mr. Donnelley in his capacity as general partner of a Simpson Estate member; (iv) shares held by

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Mr. Mellin individually and shares beneficially owned by Mr. Mellin in his capacity as trustee, officer or general partner of certain Simpson Estate Members; (v) shares held by FOM Corporation (“FOM”) on behalf of certain Simpson Estate Members and shares beneficially owned by FOM Corporation in its capacity as trustee , trust administrator or custodian of certain Simpson Estate Members; and (vi) shares held by The Northern Trust Company in its capacity as trustee of certain Simpson Estate Members. SGF, FOM, W.B. & Co., Mr. Mellin, Mr. Donnelley and The Northern Trust Company may be deemed to constitute a group pursuant to Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended. Each beneficial owner disclaims beneficial ownership of any shares held by any other beneficial owner, except to the extent of any pecuniary interest it may have.

(6)	Excludes shares of common stock which may be acquired upon conversion of the Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond its control. The beneficial owner disclaims beneficial ownership of any shares of common stock that they might receive upon conversion of the Second Lien Notes. Because of the relationship between the beneficial owner and the other stockholders of the Company party to the Stockholders Agreement, the beneficial owner may be deemed, pursuant to Rule 13d-3 under the Securities Act, to beneficially own a total of 2,988,799 shares of common stock, which represents the aggregate number of shares of common stock beneficially owned by the parties to the Stockholders Agreement. The beneficial owner disclaims beneficial ownership of any shares of common stock held by any other party to the Stockholders Agreement, except to the extent of any pecuniary interest it may have.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports.

Based on the Company’s review of the reports and upon the written confirmation that the Company received from each of its executive officers and directors, the Company believes that all Section 16(a) reports were timely filed in 2018.

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Proposal No. 2: Advisory Vote to Approve Executive Compensation

Stockholders are being asked to approve, on an advisory non-binding basis, the compensation of the Named Executive Officers as described in this Proxy Statement.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the non-binding, advisory stockholder vote on the compensation of the Named Executive Officers, although they will be considered present for the purpose of determining the presence of a quorum.

The Company seeks to closely align the interests of the Named Executive Officers with the interests of the Company’s stockholders. Pay for performance is an essential element of the Company’s compensation philosophy. The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company currently conducts annual advisory votes on executive compensation. At the Company’s 2018 Annual Meeting of Stockholders, the stockholders expressed continued support of the executive compensation program with 99% of the stockholders casting votes supporting the proposal.

This Proposal No. 2, commonly known as a “say-on-pay” proposal, is not intended to address any specific element of compensation; rather, your vote relates to the overall compensation structure of the Named Executive Officers, as described in this Proxy Statement. The Company asks you to support the following resolution:

“RESOLVED, that the stockholders APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and narrative discussion.”

✓Our Board recommends that you vote FOR the advisory vote to approve executive compensation.

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Executive Compensation

In this section, the Company describes its compensation programs and policies and the material elements of compensation for the year ended December 31, 2018, for its Chief Executive Officer, the principal executive officer (“PEO”), and its two most highly compensated executive officers serving as executive officers at the end of 2018, other than the PEO, whose total compensation was in excess of $100,000. The Company refers to all individuals whose executive compensation is disclosed in this proxy statement as its Named Executive Officers (collectively, the “Named Executive Officers”).

Compensation Consultant

The Human Resources Committee engaged Willis Towers Watson (“Willis”) during the fiscal year ended December 31, 2018, to periodically consult regarding executive officer and director compensation.

Most recently in March 2018, the Human Resources Committee conducted an independence review regarding its engagement of Willis and concluded that Willis is independent.

The Company’s compensation consultant provides advice to the Human Resources Committee on an as-request basis as follows:

•	Reviews the Company’s executive compensation program designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices.

•	Provides information on emerging trends and legislative developments in executive compensation and implications for the Company.

•	Reviews the Company’s executive stock ownership guidelines, compared to industry peer groups and broader market practices.

•	Reviews the Company’s director compensation program compared to industry peer groups and broader market practices.

Summary Compensation Table

The table below includes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Award	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven Scheinkman, Chief Executive Officer	2018	650,000	―	―	―	646,263	―	238,347	1,534,610
	2017	650,000	476,775	1,906,090	―	513,744	―	968,977	4,515,586
Marec Edgar, President	2018	431,923	―	―	―	377,815	―	74,969	884,707
	2017	404,404	311,738	1,007,504	―	201,546	―	505,213	2,430,405
Patrick Anderson, EVP, Finance & Administration	2018	312,000	―	―	―	196,862	(550)	67,800	576,112
	2017	300,000	270,050	1,007,504	―	142,268	1,049	484,864	2,205,735
(1)	The amounts in this column for 2017 reflect Restructuring Awards paid to the Named Executive Officers upon the successful completion of the Company’s chapter 11 restructuring in August 2017.

(2)	The amounts in this column for 2017 reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year pursuant to the Company’s 2017 MIP, computed in accordance with FASB ASC Topic 718. These amounts are not paid or realized by the officer. Additional information about these values is included in Note 9 to the Company’s audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Reflects the cash awards under the Company’s STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

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(4)	Reflects the actuarial change in the present value of the Named Executive Officer’s benefits under the Salaried Pension Plan determined using assumptions consistent with those used in the Company’s financial statements. Pension accruals ceased for all Named Executive Officers in 2008, and Named Executive Officers hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the Named Executive Officers do not reflect additional accruals but reflect the fact that each of them is one year closer to “normal retirement age” as defined under the terms of the Salaried Pension Plan as well as changes to other actuarial assumptions. For 2018, there was an actuarial decrease in the present value of the benefits under the Salaried Pension Plan for Mr. Anderson in the amount of $550.

(5)	The amounts shown are detailed in the supplemental “All Other Compensation Table – Fiscal Year 2018” below.

All Other Compensation Table – Fiscal Year 2018

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	Note Award (1)	401(k) Plan Company Matching Contributions ($)	Deferred Plan Company Matching Contributions ($)	Housing Reimbursement ($)	Miscellaneous ($)(2)	Total All Other Compensation ($)
Steven Scheinkman	61,776	11,000	34,550	117,727	13,294	238,347
Patrick Anderson	32,653	5,076	13,094	―	16,977	67,800
Marec Edgar	32,653	11,000	14,339	―	16,977	74,969
(1)	The amounts reported in this column reflect the aggregate grant date fair value of Second Lien Notes granted under the 2017 MIP computed in accordance with ASC Topic 718. Additional information about these values is included in Note 9 to the Company’s audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2018, and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2018.

(2)	Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile or vehicle stipend, a cellular telephone allowance, and personal excess liability insurance premiums paid by the Company.

Elements of Compensation

The Company has three elements of total direct compensation: base salary, annual incentives, and long-term incentives, which are described in the following table. The Company also provides the Named Executive Officers with limited perquisites and standard retirement and benefit plans (see the sections below entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”).

2018 Total Compensation Pay Mix(1)

(1)	Reflects target annual total direct compensation (e.g., excludes special one-time awards and equity grants such as promotional/hire on grants or the restructuring awards received in 2017). Only tranche A of the 2017 MIP, over its three year life, was included in this analysis. Any awards that may be made in the future from tranche B have not been included. For more information on the MIP see below section titled “2017 Management Incentive Plan”.

The Company continues to make enhancements to its compensation program to further align leadership performance by focusing on future stock price appreciation to increase value to the Company’s stockholders.

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Pay Element	Description and Purpose	Actions and Recent Enhancements	Link to Business and Talent Retention
Base Salary	• Fixed compensation recognizes individual performance, seniority, scope of responsibilities, leadership skills, experience, and succession planning considerations. • Reviewed annually.

•    Mr. Anderson’s salary increased in July 2018 to recognize superior performance and enhanced role and responsibilities.

•    Mr. Edgar’s salary increased in connection with his appointment as President of the Company to reflect his enhanced role and responsibilities.

• Competitive base salaries help attract and retain executive talent. • Increases are not automatic or guaranteed.
Annual Incentives

•    Variable compensation based on performance against annually established targets and individual performance.

•    Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.

• Focused programs on branch, function, and whole-Company profitability as well as individual employee performance; for 2018, the Company’s main goals were to focus on continued growth, while ensuring strong EBITDA and inventory performance.

•    Metrics and targets are evaluated each year for alignment with business strategy.

•    Consistent with strategy to focus on growth, incentive was based on the executive management team’s individual efforts in generative revenue while simultaneously driving EBITDA and inventory performance.

Long-Term Incentives

•    Variable equity compensation; payable in the form of equity or other securities of the Company.

•    Designed to drive sustainable performance that delivers long-term value to stockholders and directly ties the interests of executive to those of stockholders.

•    The Human Resources Committee reviews the equity metrics annually.

		• For 2018, the equity as provided is in the Management Incentive Plan, generally a mix of restricted stock and other securities of the Company.	• The Company’s long-term incentive program is designed to focus on stock price appreciation.

Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Human Resources Committee and approved by the independent members of the Board, the Human Resources Committee reviewed and approved the base salaries of the Named Executive Officers in 2018. In each case, the Human Resources Committee took into account the CEO’s recommendation, as well as experience, internal equity, the performance of each Named Executive Officer during the year, and external competitive compensation data, among other factors. Fixed compensation recognizes individual performance, seniority, scope of responsibilities, leadership skills, experience, and succession planning considerations.

Annual Incentives

Annual incentives are awarded under the Company’s Short-Term Incentive Program (“STIP”) and are subject to the terms of the A. M. Castle & Co. 2017 Management Incentive Plan (“MIP”). The purpose of the STIP is to provide variable compensation based on Company performance against annually established key operational and financial

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measures, as well as individual performance. Metrics and targets under the STIP are evaluated each year for alignment with business strategy.

2018 STIP Payouts

For the 2018 STIP, the Board approved a plan for the Named Executive Officers that focused on three metrics: (1) top-line revenue performance; (2) EBITDA performance; and (3) net working capital improvement performance. However, based on the Company’s overall performance in 2018, the Human Resources Committee and full Board exercised their discretion, in accordance with the STIP plan, to adjust the 2018 STIP payouts downward.

2017 Management Incentive Plan

At the Company’s emergence from restructuring proceedings on August 31, 2017, the MIP became effective. The Human Resources Committee administers the MIP and has broad authority under the MIP, among other things, to: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares of the Company’s common stock to be covered by each award granted under the MIP; and (iv) to determine the fair market value of awards granted under the MIP. Persons eligible to receive awards under the MIP include officers and employees of the Company and its subsidiaries. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other forms of cash or stock based awards.

The Company grants long-term incentive awards under the MIP to the Named Executive Officers to reward performance over a multi-year time period. Equity-based compensation remains an important component of the Company’s overall compensation strategy to align the interests of the Named Executive Officers with the interests of its stockholders and serves as an important tool for the Company with respect to attracting and retaining executive talent.

Retirement Benefits

The following retirement plans are generally available to all non-union, salaried employees, including the Named Executive Officers:

•	Salaried Pension Plan. The Company maintains the Salaried Employees Pension Plan (the “Salaried Pension Plan”), a qualified, noncontributory defined benefit pension plan covering eligible salaried employees who meet certain age and service requirements. As of June 30, 2008, the benefits under the Salaried Pension Plan were frozen. There are no enhanced pension formulas or benefits available to the Named Executive Officers. Of the current Named Executive Officers, only Mr. Anderson is eligible to receive benefits under the Salaried Pension Plan.

•	401(k) Savings and Retirement Plan. The Company maintains the 401(k) Savings and Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan, for its employees in the United States who work full-time. There are no enhanced 401(k) benefits available to the Named Executive Officers. Refer to the All Other Compensation Table above for the Company’s contributions to each Named Executive Officer under the 401(k) Plan.

The Company also maintains the following plan that is available to a limited number of senior management employees, including the Named Executive Officers:

•	Supplemental 401(k) Savings and Retirement Plan. The Company maintains an unfunded, nonqualified, deferred compensation plan, the Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), for its executive officers and senior management. The Supplemental 401(k) Plan has investment options that mirror the Company’s 401(k) Plan and provide participants with the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. Refer to the All Other Compensation Table above for the Company’s contributions to each participating Named Executive Officer under the Supplemental 401(k) Plan.

Perquisites and Other Personal Benefits

The Company provides the following limited perquisites to the Named Executive Officers: automobile usage or stipends; phone allowances; personal excess liability coverage policy; reimbursement of spousal travel expenses on Company business in certain limited instances; and medical, dental, life insurance, short-term, and long-term

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disability coverage (standard benefits available to most of its employees). In 2018, Mr. Scheinkman, who is required to maintain a residence in Chicago as CEO of the Company, was provided a monthly living allowance towards living expenses.

Employment-Related Agreements

To assure stability and continuity of management, the Company has entered into Amended and Restated Employment Agreements, with each of the Named Executive Officers (each, an “Employment Agreement”). Messrs. Scheinkman and Anderson’s Employment Agreements are dated as of May 15, 2017, and Mr. Edgar’s Employment Agreement is dated as of December 14, 2018, and was entered into in connection with his appointment to the office of President.

Executive Compensation Philosophy

Each year, the Human Resources Committee reviews and approves the Company’s overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short-term and long-term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. Target and maximum performance goals under incentive programs are selected so as to generate target or maximum payouts, commensurate with performance, respectively.

These programs are designed to provide a total compensation opportunity for the Named Executive Officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, also known as the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary; (ii) short-term incentive compensation; and (iii) long-term incentive compensation. In reviewing the Named Executive Officers’ target total cash compensation and total direct compensation opportunities, the Human Resources Committee generally uses the fiftieth percentile of the competitive market data (“market median,” as described below) as a guideline. In 2018, based on Company performance, and corresponding incentive plan achievement, the actual total cash compensation and actual total direct compensation of the Named Executive Officers was consistent with this market median evaluation. Other factors considered by the Human Resources Committee in setting each Named Executive Officer’s opportunity are experience, internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance, and the alignment between Company performance and executive pay.

Executive Compensation Process

Oversight of the Executive Compensation Programs

The Human Resources Committee oversees the Company’s executive compensation programs, operating under a charter that is reviewed annually and approved by the Board. All members of the Human Resources Committee are required to be independent under the NASDAQ listing standards definitions of “Independence”. The Human Resources Committee seeks the assistance of an executive compensation consultant, who is engaged periodically and is also independent of the Company and management.

Process for the CEO

Early each year, the Board meets in executive session with the CEO to discuss the CEO’s prior year performance, and to identify tentative goals for the upcoming year.

As with the process for the other Named Executive Officers, the Human Resources Committee considers individual performance, Company performance, and the analysis of its compensation consultant, as requested, when setting the CEO’s compensation. The Human Resources Committee develops recommendations for CEO compensation for the upcoming year for consideration by the Board.

The Board meets annually, without the CEO present, to consider the recommendations of the Human Resources Committee, determine any compensation adjustments applicable to the CEO, and finalize the CEO’s goals and objectives for the upcoming year. The independent members of the Board then meet with the CEO.

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Process for Executives other than the CEO

The Company utilizes a formal performance management process to establish goals for its executive officers, including the Named Executive Officers, and to evaluate management performance. The Human Resources Committee annually reviews the performance of the executive officers with the CEO and the CEO’s recommendation for any changes in the executive officers’ compensation.

The CEO’s performance review of the executive officers addresses each executive’s performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies:

•	Strategic leadership;
•	Driving execution;
•	Cross-functional alignment and collaboration;
•	Decision making;
•	Talent management;
•	Engaging and influencing others; and
•	Business, financial, and other relevant subject matter acumen.

In addition to the reviews of individual executive performance, the Human Resources Committee takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant, as requested, regarding market pay levels and practices.

The Human Resources Committee also reviews and approves the material terms of any employment, severance, and change-in-control agreements with the Named Executive Officers, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Benchmarking

In order to establish the market median guideline, the Human Resources Committee reviews competitive market compensation data periodically, including industry compensation data provided by its executive compensation consultant as requested. For 2018, the Human Resources Committee’s executive compensation consultant assembled market pay data from published executive compensation surveys including Willis Towers Watson 2017 CBD Executive Compensation Survey, Willis Towers Watson 2017 CSR Executive Compensation Survey and Mercer 2017 MBD Executive Compensation Survey. The survey data was scoped to reflect practices of organizations in the manufacturing industry and were regressed to reflect the Company’s annual revenue.

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Additional Executive Compensation Information and Policies

Stock Ownership Guidelines

The Company maintains an executive stock ownership guideline for ownership of the Company’s stock by the Named Executive Officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company’s stockholders. The guidelines currently provide the following:

•	Named Executive Officers must reach stock ownership levels (provided in table below) within five years of their appointment as an officer.

•	Until the Named Executive Officer meets the stock ownership requirement, the Named Executive Officer must retain 100% of the after-tax shares of vested restricted stock and 100% of the net after-tax shares of an option exercise.

•	After the Named Executive Officer meets the stock ownership requirement, the Named Executive Officer must retain at least 50% of the after-tax shares of vested restricted stock and 100% of the net after-tax shares of an option exercise for a period of six months.

•	Compliance reports are presented to the Human Resources Committee on an annual basis.

•	Shares owned outright and beneficially, shares held in nonqualified retirement plans, performance-based shares earned but not yet paid, time-based restricted stock and restricted stock units, and vested stock options count toward satisfaction of the ownership guidelines. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

•	Unvested stock options and unearned performance shares do not help satisfy ownership requirements.

The table below describes the ownership guidelines for each Named Executive Officer actively employed as of December 31, 2018.

Name	Ownership Requirement as a % of Base Salary	Number of Shares Required(1)	Number of Shares Owned	Date to Meet Requirements
Steven Scheinkman	500%	865,322	607,127	04/16/2020
Marec Edgar	400%	505,880	321,016	11/05/2023
Patrick Anderson	300%	263,590	321,090	09/26/2019
(1)	The ownership value will be calculated based on the executive’s base salary and the “fair market value” of the stock at the time that the ownership value is measured, rather than at the time of the initial acquisition of the stock. For purposes of this valuation, “fair market value” of the stock shall equal the average stock price of the Company’s common stock for the 200-day period prior to the measurement date, and in the case of vested unexercised stock options the “fair market value” shall equal the dollar value of those awards recognized by the Company for financial statement reporting purposes.

Severance and Change in Control Benefits

In order to attract and retain an appropriate caliber of talent, the Company provides the Named Executive Officers with the opportunity to be protected under severance and change in control agreements.

Compensation Recovery Policy

The Company has adopted a compensation recovery (or “clawback”) policy that requires paid incentive compensation to be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Human Resources Committee has the authority to calculate the amount of any overpayment and, in its sole discretion, to seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.

The clawback policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results.

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Anti-Hedging and Anti-Pledging Policy

Under the Company’s Insider Trading Policy, its directors and executive officers are prohibited from (i) hedging the economic interest in the Company’s securities, and (ii) purchasing securities on margin, holding Company securities in a margin account, or pledging Company securities as collateral for a loan.

Tax and Accounting Implications of Executive Compensation

Code 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of the Named Executive Officers, with the exception of its Chief Financial Officer for the tax years commencing before the 2018 fiscal year. There is an exception to the $1,000,000 limitation for performance-based compensation for the tax years commencing before the 2018 fiscal year that meets certain requirements. To the extent deemed necessary and appropriate by the Human Resources Committee, the Company’s short- and long-term incentive plan awards may be designed to be performance-based to meet the requirements of Section 162(m) of the Code, so that such amounts may be excluded from the $1,000,000 cap on compensation for deductibility purposes. The following types of compensation generally do not meet the requirements of performance-based compensation under Section 162(m) of the Code:

•	Base salary;
•	Discretionary bonuses; and
•	Restricted stock awards.

In December 2017, the Tax Cuts and Jobs Act (“Tax Act”) eliminates the exemption from Section 162(m)’s deduction limit for performance based compensation, effective for tax years beginning after December 31, 2017, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Act broadened the list of persons who may be covered by the deduction limit under Section 162(m) to include the principal financial officer and other current and former executive officers. As result of the Tax Act, beginning with the Company’s 2018 tax year, compensation paid to any of its named executive officers, including performance-based compensation in excess of $1 million generally will not be deductible, with the exception of certain compensation payment arrangements in place as of November 2, 2017.

While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption is no longer be available for 2018 and future tax years (other than with respect to certain “grandfathered” arrangements as noted above). In addition, while the Human Resources Committee intended that certain incentive awards granted to our named executive officers on or prior to November 2, 2017 be deductible as “performance-based compensation” and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Human Resources Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 31, 2018.

All of the Company’s incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law. The Human Resources Committee has the discretion to adjust STIP and MIP award payments, subject to the terms of those plans and any individual employment or other relevant agreements with the affected executive(s). In doing so, the Human Resources Committee historically considers the requirements of Section 162(m) of the Code. While the Human Resources Committee generally intends to provide incentive compensation opportunities to the Company’s executives in as tax-efficient a manner as possible, the Company recognizes that at times it may be in the best interests of stockholders to provide non-deductible incentive compensation, and the Company specifically reserves the right to do so and considers this potential cost in determining compensation payments. The Company accounts for stock-based payments, including stock options, restricted stock and the performance share awards in accordance with the requirements of ASC Topic 718.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by the Named Executive Officers as of the end of 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Steven Scheinkman	―	―	―		607,035	1,723,979	244,556	694,539
Patrick Anderson	―	―	―		320,861	911,245	129,265	367,113
Marec Edgar	―	―	―		320,861	911,245	129,265	367,113

(1)	The vesting schedule for the shares included in this column for each of the Named Executive Officers is as follows:
	•	Mr. Scheinkman:
		○	607,035 will vest on August 31, 2020.
	•	Mr. Anderson:
		○	320,861 will vest on August 31, 2020.
	•	Mr. Edgar:
		○	320,861 will vest on August 31, 2020.

(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2018, $2.84, by the number of shares of stock.

(3)	Represents shares of the Company’s common stock which may be acquired upon conversion Second Lien Notes issued pursuant to the MIP as described in the above section entitled, “Grant of 2017 MIP,” and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2018.

(4)	The vesting schedule for the shares included in this column for each of the Named Executive Officers is as follows:
	•	Mr. Scheinkman:
		○	244,556 shares convertible from Second Lien Notes (and accompanying PIK interest paid pursuant to their terms) will vest on August 31, 2020.
	•	Mr. Anderson:
		○	129,265 shares convertible from Second Lien Note (and accompanying PIK interest paid pursuant to their terms) will vest on August 31, 2020.
	•	Mr. Edgar:
		○	129,265 shares convertible from Second Lien Notes (and accompanying PIK interest paid pursuant to their terms) will vest on August 31, 2020.

(5)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2018, $2.84, by the number of convertible notes.

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Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under the Company’s equity compensation plans as of December 31, 2018.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	698,731	(1)	3.77	(2)	3,253,364
Equity compensation plans not approved by security holders	N/A		N/A		N/A
(1)	This number represents the gross number of underlying shares of common stock associated with the Second Lien Notes issued under the Company’s the 2017 MIP, and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2017. This does not include 1,803,115 shares of non-vested restricted stock issued under the 2017 MIP and outstanding as of December 31, 2018.

(2)	Based on an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of the Company’s the Second Lien Notes. The conversion rate is subject to adjustment from time to time pursuant to the terms of the indenture governing the Second Lien Notes. Because the conversion price of the Second Lien Notes is subject to downward adjustment, the Second Lien Notes may be convertible, including in connection with a Fundamental Change (as defined in the indenture governing the Second Lien Notes), into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the Second Lien Notes in kind, which would result in additional Second Lien Notes outstanding and available for conversion.

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Proposal No. 3: Ratification of Appointment of Auditors

Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP (“Deloitte”), a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2019. Although the Audit Committee has the sole authority to appoint the independent auditors, as a matter of good corporate governance, the Board submits its selection of the independent auditors to the Company’s stockholders for ratification. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the ratification of the appointment of Deloitte, although they will be considered present for the purpose of determining the presence of a quorum.

Deloitte has been the Company’s independent auditor since 2002 and has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. If the appointment of Deloitte as auditor for 2019 is not approved by the Company’s stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2019 if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

✓ Our Board recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

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Audit Committee Matters

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2018, and 2017, on the Company’s behalf:

Fee Category	2018	2017
Audit Fees	$864,497	$1,677,253
Audit-Related Fees	47,390	99,700
Tax Fees	108,038	362,746
All Other Fees	―	―
Total Fees	1,019,925	$2,139,699

A description of the type of services provided in each category is as follows:

Audit Fees

Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2018, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. In addition, the Board of Directors of the Company has determined that Mr. Brodsky qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of  “financial sophistication” under the NASDAQ listing standards. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually.

Responsibilities

•	The Company’s management team is responsible for the preparation, presentation, and integrity of its consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls.

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2018 Audit Committee Actions

•	Held private meetings following its regularly scheduled meeting with the company’s management team, internal audit lead, and Deloitte, during which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place.

•	Met with the General Counsel to discuss the effectiveness of the Company’s compliance program and regularly received status reports on compliance and incident hotline reporting matters.

•	Received regular updates from internal audit regarding the process to assess the adequacy of the Company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions of the effectiveness of the internal controls over financial reporting.

•	Reviewed and discussed with management and Deloitte, the Company’s audited financial statements, earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the internal audit function performance and upcoming year’s plan.

•	Reviewed with management, internal audit, and Deloitte, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and Deloitte, and the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•	Reviewed with management and internal audit the significant risks and exposures identified by internal audit, the overall adequacy and effectiveness of the Company’s compliance programs, the Company’s code of conduct, and cyber security initiatives.

•	Discussed with Deloitte matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

Independent Auditor Independence

Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and Deloitte. The Audit Committee concluded that Deloitte’s independence had not been impaired.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee,

Jeffrey Brodsky, Chairman	Jonathan Mellin	Jonathan Segal

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Other Information

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Votes Required for Approval

Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. However, as discussed further in Proposal No. 1, the Company has implemented a Director Resignation Policy whereby upon the receipt of more “withheld” than “for” votes, an incumbent director is required to submit an irrevocable resignation contingent upon the acceptance of such resignation by the Board. The advisory stockholder vote on the compensation of the Named Executive Officers (Proposal No. 2) and the ratification of the appointment of Deloitte & Touche LLP (Proposal No. 3) require the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the election of directors, the non-binding, advisory stockholder vote on the compensation of the Named Executive Officers or the ratification of the appointment of Deloitte & Touche LLP, although they will be considered present for the purpose of determining the presence of a quorum.

Who Can Vote

As of the close of business on February 28, 2019, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 3,634,658 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, book-entry form, and in any Company benefit plan.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

Beneficial Owners

If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted. To allow sufficient time for voting by the plan’s trustee, your voting instructions must be received by April 26, 2019.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

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If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items. The election of directors and the advisory approval of the Company’s executive Compensation are nondiscretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm are discretionary items. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion.

Attending the Annual Meeting

You will need to provide proof that you own shares of the Company as of February 28, 2019. Attendance is limited to stockholders of record as of February 28, 2019. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

You will need to bring your legal proxy and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Tabulation and Counting of Votes

The Company retains an independent inspector of election from its Transfer Agent, American Stock Transfer and Trust Company, to attend its Annual Meeting and to certify the results of the vote.

Revoking a Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares will be treated as the final vote.

A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Voting Results

The Company will announce the preliminary voting results at the Annual Meeting . The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

Communication with Directors

Stockholders and others who are interested in communicating directly with the Company’s chairperson, any individual director, the Board, or non-management directors as a group may do so by writing to the directors at the following address:

A.M. Castle & Co.
Board Communication
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the chairperson of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

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In addition, the Audit Committee has established both a telephonic voice call-in and electronic communication method on an independent website (https://www.convercent.com) entitled “Convercent” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors, and other interested parties to communicate concerns, including concerns with respect to the Company’s accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to Convercent which can be found on the “Corporate Governance” section of the Company’s website at: https://castlemetals.com/investors/corporate-governance.

Questions and Answers

How are proxies solicited and what is the cost?

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has not retained an external proxy solicitor for 2019. Officers, directors, and employees of the Company may solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

What is Householding?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. The Company will deliver promptly upon written or oral request a separate copy of its Annual Report and proxy statement or notice to any stockholder who received these materials at a shared address. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, or by phone at (847) 455-7111. If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact your broker directly or director your request to the Corporate Secretary at the telephone number or address above.

Availability of Form 10-K and Annual Report to Stockholders

The Company will provide a copy of its Annual Report to any stockholder requesting a copy in writing. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Form 10-K for the fiscal year ended December 31, 2018, are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

Stockholder Proposals for 2020 Annual Meeting of Stockholders

In order for proposals by stockholders to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2020 Annual Meeting of Stockholders, Maryland Law, the Company’s Bylaws, SEC rules and NASDAQ rules require that any stockholder proposals must be received no later than November 20, 2019. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2020 Annual Meeting of Stockholders to give advance written notice to the Company between January 2, 2019, and February 1, 2020.

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A.M. Castle: Our Mission, Vision, and Values

A.M. CASTLE & CO.
ATTN: Michelle McIntosh
1420 KENSINGTON ROAD, SUITE 220
OAK BROOK, ILLINOIS 60523

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Jeffrey A. Brodsky
02 Jonathan B. Mellin
03 Jacob Mercer
04 Steven W. Scheinkman
05 Jonathan Segal
06 Michael Sheehan

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve the Company's executive compensation on an advisory (non-binding) basis.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000409096_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

A.M. CASTLE & CO.

Annual Meeting of Stockholders on May 1, 2019

The undersigned, revoking all prior proxies, hereby constitutes and appoints Marec E. Edgar and Steven W. Scheinkman, true and lawful agents and proxy with full power of substitution in each, to attend the Annual Meeting of Stockholders of A.M. Castle & Co. to be held at the office of the Company, 1420 Kensington Road, Suite 220, Oak Brook, Illinois at 10:00 a.m., Central Daylight Savings Time, on Wednesday, May 1, 2019, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1 and "FOR" PROPOSALS 2 AND 3. THIS PROXY WILL BE VOTED IN THE DISCRECTION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

0000409096_2 R1.0.1.18